Exhibit 99.1

Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
www.digene.com

Media –
Pam Rasmussen, Digene
(301) 944-7196
Sean Leous, Financial Dynamics
(212) 850-5600

DIGENE ELECTS FRANK J. RYAN TO BOARD OF DIRECTORS

GAITHERSBURG, Maryland, June 2, 2005 -— Digene Corporation (Nasdaq:DIGE) announced today that Frank J. Ryan has been elected by the directors to serve on the Board of Directors of Digene. Mr. Ryan is also a nominee for election as a director at our 2005 annual meeting of stockholders and if elected by the stockholders will serve for a three-year term expiring at the annual meeting of stockholders in 2008. This appointment increases Digene’s Board membership from seven to eight directors.

Mr. Ryan was a Company Group Chairman of Johnson & Johnson responsible for the worldwide Ethicon Inc. business and Johnson & Johnson Canada from 1998 to 2001. Prior to his appointment as Company Group Chairman, Mr. Ryan held a number of senior positions within Johnson & Johnson, including President, Ethicon, President, Johnson & Johnson Hospital Services and Worldwide President of Chicopee. Mr. Ryan received his M.B.A. from The University of Chicago, and he graduated from The Illinois Institute of Technology.

Evan Jones, Chairman and Chief Executive Officer, Digene Corporation, commented, “We are extremely pleased to announce the addition of Mr. Ryan to Digene’s Board of Directors. Mr. Ryan brings to Digene extensive knowledge of the medical device and life science business. With his expertise in strategic planning and integration, Mr. Ryan will be a valuable contributor to our Board of Directors, as we continue to build Digene’s business in the area of women’s cancer and infectious disease testing.”

About Digene
Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, MD, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases — with a focus on women’s cancers and infectious diseases. The company’s hc2 High-Risk HPV DNA Test is the only test for human papillomavirus approved by the FDA, and is approved for both follow-up evaluation in women with inconclusive Pap results and for primary adjunctive screening with the Pap test in women age 30 and older. For primary adjunctive screening, it is marketed as both The Digene HPV Test and the DNAwithPap™ Test. These brand names do not refer to the Digene product that tests for several types of the virus commonly referred to as “low-risk HPV,” which are not associated with cervical cancer. For more information, visit www.thehpvtest.com. Digene’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, as well as tests for blood viruses. For more information, visit the company’s Web site, www.digene.com. Investors also may contact Charles Fleischman at 301-944-7000; journalists may contact Pam Rasmussen, 301-944-7196.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary materially from expectations. Although Digene believes that its expectations are based on reasonable assumptions within the bounds of Digene’s knowledge of its business and operations, there can be no assurance that actual results will not differ materially from Digene’s expectations. Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, uncertainty of market acceptance of our products by the worldwide medical and research communities, uncertainty of clinical trial results for expanded FDA approval submissions for our current products and our products under development, our limited sales and marketing experience, risks inherent in international transactions, as well as other factors discussed in the Company’s Securities and Exchange Commission filings.

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